Exhibit 10.07

IRREVOCABLE WRITTEN CONSENT

This IRREVOCABLE WRITTEN CONSENT (this "Consent") is made effective this 28th day of February, 2012 (the "Effective Date"), by each of Acacia Automotive, Inc., a Texas corporation ("AA"), and Steven L. Sample ("Sample") in favor of each of Alexis Ann Jacobs ("Jacobs"), Keith E. Whann ("Whann"), CAA Liquidation, LLC (fka Chattanooga Auto Auction Limited Liability Company) ("CAA"), and Auction Venture Limited Liability Company ("Auction Venture").

Background Information

A. Reference is hereby made to that certain Settlement Agreement and Release of even date herewith (the "Settlement Agreement") by and among Jacobs, Whann, CAA, Auction Venture, David Bynum, Tony Moorby, AA, Acacia Chattanooga Vehicle Auction, Inc. ("AC"), and Sample.  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Settlement Agreement.

B. This Consent is given by each of AA and Sample pursuant to, and as required by, paragraph 5 of the Settlement Agreement and this Consent shall be attached to the Settlement Agreement as Exhibit F thereto.

C. Each of AA and Sample expressly and irrevocably acknowledges and agrees that this Consent is given as a material inducement for each of Jacobs, Whann, CAA, and Auction Venture (collectively, the "Jacobs Parties") to enter into the Settlement Agreement and that none of the Jacobs Parties would enter into the Settlement Agreement but for the execution of this Consent by each of AA and Sample, in each case in their various capacities as set forth herein.

Provisions

NOW THEREFORE, in consideration of the foregoing Background Information and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of AA and Sample, intending to be legally bound, hereby agrees as follows:

1. Execution Capacities.  AA hereby expressly and irrevocably acknowledges and agrees that it is executing this Consent in its capacity as the sole shareholder of AC and as guarantor of the Line of Credit under the Guaranties and guarantor of the Lease.  Sample hereby expressly and irrevocably acknowledges and agrees that he is executing this Consent in his capacity as a major shareholder of AA, the sole director of AA, and the president and chief executive officer of AA, in each case as guarantor of the Line of Credit under the Guaranties and guarantor of the Lease.

2. Consent; Ratification; Non-Contest.  Each of AA and Sample, in each case in their various capacities set forth in Section 1, hereby expressly, unconditionally and irrevocably: (a) ratifies the sole director actions of AC and sole shareholder actions of AC attached to the Settlement Agreement as Exhibits D and E, respectively (collectively, the "AC Actions"), (b) consents to the execution of the Settlement Agreement by AC as contemplated by the AC Actions and the taking of such other actions by AC as contemplated by the AC Actions, and (c) agrees not to, and to cause any entity affiliated with AA or Sample or under either's reasonable control not to, challenge whether by legal action or otherwise the effectiveness or enforceability of the Settlement Agreement or any agreement or transaction contemplated thereby against AC.

3. Indemnification.  AA and Sample shall, jointly and severally, indemnify and hold each of the Jacobs Parties harmless from and against any loss, liability, damage or expense, including reasonable attorneys’ fees, such Jacobs Party may incur by reason of any breach of this Consent.

4. Acknowledgements.  EACH OF AA AND SAMPLE ACKNOWLEDGES THAT IT HAS CAREFULLY READ THIS CONSENT, THAT IT IS FULLY SATISFIED WITH ALL OF ITS TERMS, THAT IT HAS HAD ADEQUATE TIME TO REVIEW AND CONSIDER THIS CONSENT AND TO CONSULT WITH ITS LEGAL COUNSEL WITH RESPECT THERETO, AND THAT IT HAS ENTERED INTO THIS CONSENT VOLUNTARILY AND OF ITS OWN FREE WILL, AND AGREES TO ALL PROVISIONS CONTAINED HEREIN.  EACH OF AA AND SAMPLE ACKNOWLEDGES AND AGREES THAT NONE OF THE JACOBS PARTIES WOULD ENTER INTO THE SETTLEMENT AGREEMENT IN THE ABSENCE OF THE EXECUTION OF THIS CONSENT BY EACH OF AA AND SAMPLE.

5. Entire Agreement.  This Consent, the Settlement Agreement and the exhibits attached to the Settlement Agreement contain the entire agreement of the parties hereto and supersedes all prior or contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

6. Binding Effect. This Consent shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.  This Consent may not be assigned, by operation of law or otherwise, by either AA or Sample without the prior written consent of each of the Jacobs Parties.

7. Further Acts.  Consistent with the terms and conditions of this Consent, each of AA and Sample shall execute and deliver all instruments, certificates and other documents and shall perform all other acts which any of the Jacobs Parties may reasonably request in order to carry out this Consent and the transactions contemplated hereby.

8. Governing Law and Jurisdiction.  This Consent shall be construed, governed by and enforced in accordance with the internal laws of the State of Ohio, without giving effect to the principles of comity or conflicts of laws thereof.  Each of AA and Sample agrees and consents that any legal action, suit or proceeding seeking to enforce any provision of this Consent shall be instituted and adjudicated solely and exclusively in the courts of the State of Ohio in Franklin County, or in the United States District Court for the Southern District of Ohio, Eastern Division and each of AA and Sample agrees that venue will be proper in such courts and waives any objection which either may have now or hereafter to the venue of any such suit, action or proceeding in such courts, and each of AA and Sample hereby irrevocably consents and agrees to the jurisdiction of said courts in any such suit, action or proceeding.

9. Specific Performance.  AA, Sample and the Jacobs Parties agree that irreparable damage would occur in the event that any of the provisions of this Consent were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Jacobs Parties shall be entitled to equitable (including injunctive) relief to prevent breaches of this Consent and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10. Counterparts and Electronic Signatures.  This Consent may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Consent.  The counterparts of this Consent may be executed and delivered by facsimile or other electronic signature by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile or other electronic means as if the original had been received.

IN WITNESS WHEREOF, each of AA and Sample, in each case in their various capacities set forth in Section 1, has caused this Consent to be executed individually or by duly authorized representatives as of the Effective Date.

AA: ACACIA AUTOMOTIVE, INC., a Texas corporation By: /s/ Steven L. Sample Steven L. Sample, President and CEO	SAMPLE: /s/ Steven L. Sample Steven L. Sample

Acceptance by Jacobs Parties

Each of the undersigned Jacobs Parties hereby accepts the foregoing Consent:

JACOBS: /s/ Alexis A. Jacobs Alexis Ann Jacobs	CAA: CAA LIQUIDATION, LLC (FKA CHATTANOOGA AUTO AUCTION LIMITED LIABILITY COMPANY), an Ohio limited liability company By: /s/ Keith E. Whann Keith E. Whann, Vice President
WHANN: /s/ Keith E. Whann Keith E. Whann	AUCTION VENTURE: AUCTION VENTURE LIMITED LIABILITY COMPANY, an Ohio limited liability company By: /s/ Keith E. Whann Keith E. Whann, Vice President